Exhibit 99.1

American Spectrum Realty, Inc. Files Lawsuit Against Insurance Carrier

HOUSTON--(BUSINESS WIRE)--April 1, 2010--American Spectrum Realty, Inc. (NYSE AMEX: AQQ) (“the Company”), a real estate investment and management company, headquartered in Houston, Texas, announced today that in February 2010, the Company filed a third party action against its prior insurance carrier, ACE American Insurance Company, in Harris County, Texas, seeking payment under its insurance policy for the damage to 20 buildings in Houston, caused by Hurricane Ike. The Company is represented by Bracewell & Giuliani in the action. In March 2010, the insurance carrier filed a lawsuit against the Company in Pennsylvania seeking a declaratory judgment that it owed nothing under the policy. The total claims by the Company for actual damages, business interruption, statutory bad faith damages, interest and attorneys fees exceed $50,000,000. The Company can make no prediction as to the result of such litigation.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, 30 offices, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest, and has been publicly traded since 2001. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company’s operating partnership, manages and leases all properties owned by American Spectrum Realty, Inc.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200